Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 33-35760, 333-71839, 333-91345, 333-68958, 333-107692, 333-112615, 333-148011, 333-184720) and Registration Statement on Form S-3 (No. 333-71797) of The Hillshire Brands Company of our report dated August 23, 2013 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10‑K. We also consent to the incorporation by reference of our report dated August 23, 2013 relating to the financial statement schedule, which appears in this Form 10‑K.

PricewaterhouseCoopers LLP
Chicago, Illinois
August 23, 2013